ESCALATION ADJUSTMENT

                         AIRFRAME AND OPTIONAL FEATURES


                                     between

                               THE BOEING COMPANY

                                       and

                             America Trans Air, inc.


                   Supplemental Exhibit AE1 to Purchase Agreement Number 2285


                      (FOR MODEL 717-200,  737-600, 737-700, 737-800 AND 737-900
              THE AIRFRAME PRICE INCLUDES THE ENGINE PRICE AT ITS BASIC THRUST LEVEL.)


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1.           FORMULA.
             -------

             Airframe and Optional Features price adjustments (Airframe Price Adjustment) are used to allow prices to be stated in current year dollars at the signing of this Purchase Agreement and to adjust the amount to be paid by Customer at delivery for the effects of economic fluctuation. The Airframe Price Adjustment will be determined at the time of Aircraft delivery in accordance with the following formula:

             Pa = (P+B)(L + M) - P

             Where:

                      Pa = Airframe Price Adjustment. (For Model 717-200, 737-600, 737-700, 737-800 and
                                    737-900, the Airframe Price includes the Engine Price at its basic thrust level.)

                      L =  .65 x ( ECI
                                  -----
                                   ECIb   )where  ECIb  is  the  base
                                           year index (as set forth in
                                           Table  1 of  this  Purchase
                                           Agreement)

                      M =  .35 x ( ICI
                                  -----
                                   ICIb    )where ICIb is the base year index
                                           (as set forth in Table 1 of this
Purchase Agreement)

                      P = Airframe Price plus Optional Features Price (as set forth in Table 1 of this Purchase Agreement).

                      B =  0.005 x (N/12) x (P)where N is the calendar month and year of scheduled Aircraft
                                               delivery minus the calendar month
                                               and year of the Base Price Year,
                                               both as shown in Table 1
                                               of this Purchase Agreement.

                      ECI is a value determined using the U.S. Department of Labor, Bureau of Labor Statistics "Employment Cost Index for workers in aerospace manufacturing - Wages and Salaries" (ECI code 3721W), calculated by establishing a three-month arithmetic average value (expressed as a decimal and rounded to the nearest tenth) using the values for the fifth, sixth and seventh months prior to the month of scheduled delivery of the applicable Aircraft. As the Employment Cost Index values are only released on a quarterly basis, the value released for the month of March will be used for the months of January and February; the value for June used for April and May; the value for September used for July and August; and the value for December used for October and November.

                      ICI is a value determined using the U.S. Department of Labor, Bureau of Labor Statistics "Producer Prices and Price Index - Industrial Commodities Index ", calculated as a 3-month arithmetic average of the released monthly values (expressed as a decimal and rounded to the nearest tenth) using the values for the 5th, 6th and 7th months prior to the month of scheduled delivery of the applicable Aircraft.

                      As an example, for an Aircraft scheduled to be delivered in the month of January, the months June, July and August of the preceding year will be utilized in determining the value of ECI and ICI.

     Note: i. In determining the values of L and M, all calculations and resulting values will be expressed as a decimal rounded to the nearest ten-thousandth.

     ii. .65 is the numeric ratio attributed to labor in the Airframe Price Adjustment formula.

     iii. .35 is the numeric ratio attributed to materials in the Airframe Price Adjustment formula.

     Iv. The denominators (base year indices) are the actual average values reported by the U.S. Department of Labor, Bureau of Labor Statistics (base year June 1989 = 100). The applicable base year and corresponding denominator is provided by Boeing in Table 1 of this Purchase Agreement.

     iv. The final value of Pa will be rounded to the nearest dollar.

     vi. The Airframe Price Adjustment will not be made if it will result in a decrease in the Aircraft Basic Price.


2.           VALUES TO BE UTILIZED IN THE EVENT OF UNAVAILABILITY.
             -----------------------------------------------------

             2.1 If the Bureau of Labor Statistics substantially revises the methodology used for the determination of the values to be used to determine the ECI and ICI values (in contrast to benchmark adjustments or other corrections of previously released values), or for any reason has not released values needed to determine the applicable Airframe Price Adjustment, the parties will, prior to the delivery of any such Aircraft, select a substitute from other Bureau of
Labor Statistics data or similar data reported by non-governmental organizations. Such substitute will result in the same adjustment, insofar as possible, as would have been calculated utilizing the original values adjusted for fluctuation during the applicable time period. However, if within 24 months after delivery of the Aircraft, the Bureau of Labor Statistics should resume releasing values for the months needed to determine the Airframe Price Adjustment, such values will be used to determine any increase or decrease in the Airframe Price Adjustment for the Aircraft from that determined at the time of delivery of the Aircraft.

             2.2 Notwithstanding Article 2.1 above, if prior to the scheduled delivery month of an Aircraft the Bureau of Labor Statistics changes the base year for determination of the ECI and ICI values as defined above, such re-based values will be incorporated in the Airframe Price Adjustment calculation.

             2.3 In the event escalation provisions are made non-enforceable or otherwise rendered void by any agency of the United States Government, the parties agree, to the extent they may lawfully do so, to equitably adjust the Aircraft Price of any affected Aircraft to reflect an allowance for increases or decreases in labor compensation and material costs occurring since February of the price base year shown in the Purchase Agreement which is consistent with the applicable provisions of paragraph 1 of this Supplemental Exhibit AE1.

             2.4 If within 12 months of Aircraft delivery, the published index values are revised due to an acknowledged error by the Bureau of Labor
Statistics, the Airframe Price Adjustment will be re-calculated using the revised index values (this does not include those values noted as preliminary by the Bureau of Labor Statistics). A credit memorandum or supplemental invoice will be issued for the Airframe Price Adjustment difference. Interest charges will not apply for the period of original invoice to issuance of credit memorandum or supplemental invoice.

     NOTE: i. The values released by the Bureau of Labor Statistics and available to Boeing 30 days prior to the scheduled delivery month of an Aircraft will be used to determine the ECI and ICI values for the applicable months (including those noted as preliminary by the Bureau of Labor Statistics) to calculate the Airframe Price Adjustment for the Aircraft invoice at the time of delivery. The values will be considered final and no Aircraft Price Adjustments will be made after Aircraft delivery for any subsequent changes in published Index values, subject always to paragraph 2.4 above.

     ii. The maximum number of digits to the right of the decimal after rounding utilized in any part of the Airframe Price Adjustment equation will be 4, where rounding of the fourth digit will be increased to the next highest digit when the 5th digit is equal to 5 or greater.